Exhibit 99.1

NUVOtv PARENT COMPANY SÍTV MEDIA COMPLETES ACQUISITION OF

FUSE NETWORK FROM THE MADISON SQUARE GARDEN COMPANY

New York, NY, July 1, 2014 – NUVOtv parent company, SíTV Media, Inc., has today completed its acquisition of the Fuse network from The Madison Square Garden Company (NASDAQ: MSG). Fuse is a cable network reaching 73 million homes that targets a young, millennial audience with music and music-themed programming. The announcement was made today by Michael Schwimmer, CEO of SiTV Media and its NUVOtv network.

“We are pleased with the overwhelmingly positive response by the financial community and other stakeholders to this transaction. It is confirmation of the value we recognized in Fuse and our growth plans.” said Mr. Schwimmer.

Under the terms of the transaction, SíTV Media, Inc. agreed to purchase Fuse for $226 million. In addition, MSG received 15 percent equity of the combined company, which is subject to potential reduction based on certain performance goals.

About NUVOtv

NUVOtv (www.myNUVOtv.com) is the premier English-language destination for Latino entertainment, embodying the vibrancy and richness of modern Latino culture. Providing original entertainment and lifestyle programming, NUVOtv is available in more than 32 million homes nationwide with major distribution partners: AT&T U-verse, Comcast, Cox, Dish Network, Time Warner Cable and Verizon FIOS. The principal financial shareholders in NUVOtv are Columbia Capital and Rho Capital Partners. The network is widely available in all top Hispanic DMAs and most major U.S. markets including Los Angeles, San Francisco, Miami, Chicago and New York. Iconic superstar and powerhouse entrepreneur, Jennifer Lopez serves as NUVOtv’s Chief Creative Officer collaborating closely with the network on programming strategy, production and marketing.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the Company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

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Contacts:

Diane Castro, NUVOtv	Kimberly Kerns, The Madison Square Garden Company
(323) 317-9521	212-465-6442
dcastro@mynuvotv.com	Kimberly.Kerns@msg.com